Exhibit 99.1
Press Releases
MGM Resorts International Announces IPO Hearing
LAS VEGAS, April 29, 2011 /PRNewswire/ — As previously announced, MGM Resorts International (NYSE: MGM) and Ms. Pansy Ho are pursuing a proposed initial public offering (the “IPO”) of the shares of MGM China Holdings Limited on the Hong Kong Stock Exchange (the “HKSE”). The IPO and related transactions will be structured so that MGM Resorts will obtain 51% ownership, and management control, of MGM China upon consummation of the IPO.
In connection therewith, MGM Resorts announced today that the Listing Committee of the HKSE held a meeting on April 28, 2011 to consider the application for the proposed listing of MGM China on the HKSE. The Listing Committee has issued a comment letter as a part of their ongoing review process. MGM China continues to work closely with the HKSE to address all remaining items in order to achieve a prompt listing of its shares on the HKSE. The timing or terms of any such listing have not yet been determined, and there is no assurance as to whether MGM China will ultimately proceed with the listing, or whether the application will be approved by the HKSE.
The ordinary shares proposed to be offered by MGM China will not be registered under the Securities Act, or any state securities law and may not be offered or sold in the United States absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy MGM China ordinary shares, nor shall there be any offer, solicitation or sale of any such ordinary shares in any jurisdiction in which such offer, solicitation or sale would be unlawful.
Statements in this release that are not historical facts are “forward-looking” statements and “safe harbor statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and other related laws that involve risks and/or uncertainties, including risks and/or uncertainties as described in MGM Resorts’ public filings with the Securities and Exchange Commission. We have based forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding MGM Resorts’ expectations regarding the IPO and related transactions. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions in Hong Kong and other global markets for equity securities generally and for equity securities of gaming, hospitality and entertainment companies and of MGM China in particular. In providing forward-looking statements, MGM Resorts is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.
SOURCE MGM Resorts International
For further information: Investment Community, DANIEL J. D’ARRIGO, Executive Vice President, Chief Financial Officer and Treasurer, +1-702-693-8895, or News Media, ALAN M. FELDMAN, Senior Vice President of Public Affairs, +1-702-650-6947, afeldman@mgmresorts.com, both of MGM Resorts International

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